                                                                   EXHIBIT 10.12


                                   AGREEMENT


         AGREEMENT, dated and effective this 1st day of November 1994, by and among Texas Research and Technology Foundation, a Texas non-profit corporation ("TRTF"), CTRC Research Foundation, a Texas non-profit corporation ("CTRC") (TRTF and CTRC are sometimes collectively referred to herein as the "Foundations"), TRTF/CTRCRF Building Corporation, a non-profit corporation (the "Building Corporation"); and Biovensa Inc., a Delaware corporation ("Biovensa").

                                   WITNESSETH

         WHEREAS, the Foundations desire to build a small scale (pilot) bulk manufacturing plant ("GMP Plant") that produces bulk anticancer drugs for clinical trials, which GMP Plant will be leased to and/or operated by Biovensa;
         WHEREAS, to facilitate this goal, TRTF has decided to contribute to the Building Corporation up to $750,000 in cash, a triple net lease of a building shell and related real property as described in Exhibit A hereto (the "Property") and all proceeds it may have a right to from Economic Development Administration ("EDA") grant No. 08-01-02894 (the "Grant"); and CTRC has decided to contribute to the Building Corporation up to $750,000 in cash and all proceeds it may have a right to from the Grant;
         WHEREAS, Biovensa desires that the Foundations make these contributions to the Building Corporation and that the Building Corporation build the GMP Plant to Biovensa or contract with Biovensa for its operation; and
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         WHEREAS, Biovensa may be forced to make arrangements to manufacture certain drugs at other facilities in the event the GMP Plant construction is not commenced as soon as possible;

         NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
                                   ARTICLE I

                                    GENERAL

         1.01. On and subject to the terms and conditions of this Agreement, TRTF hereby agrees to contribute to the Building Corporation and equal amount as contributed by CTRC up to $750,000 in cash together with the Property which is described in the Grant Application as required to construct the GMP Plant in consideration for the right to appoint or elect two of the four members of the Board of Directors of the Building Corporation and the right to one-half of any distributions or grants, if any, made by the Building Corporation.

         1.02. On and subject to the terms and conditions of this Agreement, CTRC hereby agrees to contribute to the Building Corporation and equal amount as contributed by TRTF up to $750,000 in cash, and all proceeds from the Grant as required to construct the GMP Plant in consideration for the right to appoint or elect two of the four members of the Board of Directors of the Building Corporation and the right to one-half of the distributions, if any, made by the Building Corporation.

         1.03. On and subject to the terms and conditions of this Agreement, TRTF and CTRC hereby agree to use their respective best efforts to effectuate the assignment to





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the Building Corporation of all right, title and interest they have to the
Grant proceeds. Upon such assignment, Building Corporation agrees to abide by terms and conditions of the Grant.

         1.04. On and subject to the terms and conditions of this Agreement, Biovensa hereby agrees to enter into a lease and/or operating agreement of the GMP Plant with the Building Corporation or its assigns which contains the terms and conditions outlined in Exhibit B hereto, along with such other representations, warranties, agreements of indemnity, and other provisions as are customary in connection with such lease and/or operating agreements.

                                   ARTICLE II

                                 CONTINGENCIES

         2.01. In the event that agreements and/or leases for the GMP Plant containing additional satisfactory terms and conditions cannot be reached with Biovensa by November 30, 1994, and unless the Foundations unanimously agree to continue the development of the GMP Plant, the Foundations and the Building Corporation agree as follows:

                 a. The Building Corporation shall discontinue construction of the GMP Plant and attempt to minimize losses as appropriate; and

                 b. The Building Corporation shall file Articles of Dissolution with the Secretary of State of the state of incorporation and provide in its plan of liquidation that each Foundation will receive back all non-cash property which was contributed by that Foundation, and that all other assets of the Building Corporation shall be distributed to the Foundations in proportion to their right to appoint or elect members to the Board of Directors of the Building Corporation.

This provision, however, is not intended to address or limit the Foundations' or the Building Corporation's rights, if any, to proceed against Biovensa.





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         2.02.  In the event that the Foundations are unable to assign the
Grant proceeds to the Building Corporation, the parties hereto agree as follows:

                 a. The Foundations shall make a good faith effort to restructure the proposed transaction in order to effectuate the goals discussed in this Agreement without jeopardizing the tax-exempt status of either of the Foundations; including, but not limited to, the assignment by the Building Corporation of the agreement providing for the construction of the GMP Plant to any new entity created for the purpose of owning such facility and receiving the Grant Proceeds;

                 b. Biovensa shall continue its obligations hereunder with the assigns of the Building Corporation and shall enter into any further agreements to operate the GMP Plant with the entity designated by the Foundations to own such facility after the restructure has taken place; provided, however, that the amount of capital of such new entity shall not materially differ from the capital currently proposed for the Building Corporation;

                 c. In the event the Foundations are unable to restructure the proposed transaction without jeopardizing the tax-exempt status of either of the Foundations or substantially changing the material terms of the transaction, the Foundation and the Building Corporation agree as follows:

                          i. The Building Corporation shall discontinue construction of the GMP Plant and attempt to minimize losses as appropriate; and

                          ii. The Building Corporation shall file Articles of Dissolution with the Secretary of State of the state of incorporation and provide in its plan of liquidation that each Foundation will receive back all non-cash property which was contributed by that Foundation, and that all other assets of the Building Corporation shall be distributed to the Foundations in proportion to their right to appoint members to the Board of Directors of the Building Corporation.

         2.03. In the event that the Board of Directors of the Building Corporation unanimously agree prior to February 28, 1995 that it is not in its or the Foundations' best interest to proceed with construction of the GMP Plant, Biovensa releases and forever discharges the Foundations and the Building Corporation from any and all





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
damages arising from the Building Corporation's failure to proceed in the construction of the GMP Plant.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                           TEXAS RESEARCH AND TECHNOLOGY
                           FOUNDATION



                           By: /s/ JE CAMPIAN
                              ------------------------------------------------
                           Name: JE Campian
                                ----------------------------------------------
                           Title: President
                                 ---------------------------------------------

                           CTRC RESEARCH FOUNDATION



                           By: /s/ ANITA BUSQUETS
                              ------------------------------------------------
                           Name: Anita Busquets
                                ----------------------------------------------
                           Title: Cheif Operating Officer
                                 ---------------------------------------------


                           TRTF/CTRCRF BUILDING CORPORATION



                           By: /s/ YORK DUNCAN
                              ------------------------------------------------
                           Name: York Duncan
                                ----------------------------------------------
                           Title: President
                                 ---------------------------------------------



                           BIOVENSA INC.


                           By: /s/ RICHARD L. LOVE
                              ------------------------------------------------
                           Name: Richard L. Love
                                ----------------------------------------------
                           Title: President
                                 ---------------------------------------------





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                                   EXHIBIT A

                               PROPOSED TERMS OF
                       TRTF LEASE TO BUILDING CORPORATION


 .        One Dollar ($1.00) per year lease payment

 .        Term of the lease is for a period of fifteen (15) years with the option by Building Corporation to renew for three additional terms of five (5) years each.

 .        Customary and usual provisions relating to:

         .       Indemnity

         .       Use Restrictions

         .       Insurance Coverage





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                                   EXHIBIT B

                        TRTF/CTRC GMP BUSINESS TERMS OF
                          PROPOSED OPERATING AGREEMENT

                               SEPTEMBER 14, 1994


1. TRTF/CTRC Joint Venture will enter into an agreement with BioVensa to lease and operate the GMP facility.

2. BioVensa intends on diligently pursuing the growth of a pharmaceutical a manufacturing business in the Texas Research Park and expects to eventually build a commercial scale manufacturing plant for bulk drugs (Phase II) and a commercial scale manufacturing plant for finished dose forms (Phase III).

3. Lease term will be 15 years beginning with occupancy. BioVensa will have 3 options to extend the primary term by 5 years each. The terms and conditions for each option period will be negotiated at least 180 days prior to the expiration of the initial term and/or option period, respectively.

4.       No base lease payments will be made in years 1 and 2.

5. The base lease payments will be calculated to amortize over a 13-year period the total cash contributions of TRTF and CTRC Research to build the facility (approximately $1.7 million) at 4% Interest; annual payment will be approximately $170,250 for a total of $2,213,250.

6. BioVensa will make additional royalty payments during the primary term as follows:

         A. BioVensa will pay the JV royalties based on gross sales of products manufactured in the Texas Research Park according to the following schedule:





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                     Royalties on Gross Sales ($ Millions)

-----------------------------------------------------------------------------------------------------------
                 Yr 1                        Yr 2                       Yr 3                       Yr 4
                 ----                        ----                       ----                       ----
-----------------------------------------------------------------------------------------------------------
     greater than 2  0%           greater than 2 0%          greater than 1.5 0%
-----------------------------------------------------------------------------------------------------------
       2+            3% on 1st    2+             3% on 1st   1.5-2            3%                 0-2     3%
                                  2
-----------------------------------------------------------------------------------------------------------
                                                             2+               3% on 1st
                                                             2
-----------------------------------------------------------------------------------------------------------
       2-5           2%           2-5            2%          2-5              2%                 2-5     2%
-----------------------------------------------------------------------------------------------------------
       5-100         1%           5-100          1%          5-100            1%                 5-100   1%
-----------------------------------------------------------------------------------------------------------

         B. All product sales will be at market value for royalty calculations. If only a portion of the final product is manufactured in facilities at the Texas Research Park, the ratio of the product costs for the portion manufactured at the Texas Research Park divided by the total costs will be applied to the total product sales.

         C. In keeping with the mission of TRTF as an economic developer for the area, and in keeping with the intent of job creation in the Texas Research Park pursuant to the EDA application receiving approval, any additions or expansions of the GMP facility or any Phase II or III facilities will be located in the Texas Research Park, unless 1) environmental or governmental regulations prohibit projects of this nature, 2) occurrences beyond the control of CRTC or BioVensa prohibit future development of projects of this nature, or 3) BioVensa decides, for good and valid business reasons, to locate its Phase II and/or III manufacturing operations at a location other than the Texas Research Park and pays TRTF a fee according to the following schedule:

                                   Years 0 through 7         $1,000,000
                                   Years 8 through 10        $  750,000
                                   Years 11 through 12       $  500,000

                 In addition, if BioVensa relocates the GMP facility as a part of its relocation of a Phase II or III facility, BioVensa will pay to the JV up to two years of base lease payments if a worthy tenant is not found to lease the GMP facility within the initial two-year period after termination of the Operating Agreement. BioVensa may not relocate the GMP facility except in conjunction with a Phase II and/or III expansion, or unless BioVensa is purchased by a third party.

                 BioVensa agrees in good faith that it will not make a decision to relocate primarily to reduce its royalty obligation to the JV. In the event





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
                 BioVensa relocates, the JV will assist BioVensa in finding a tenant to occupy the GMP facility who will not cause the EDA to demand repayment of its grant. However, if the relocation of BioVensa does result in an EDA demand for repayment of the grant, BioVensa will repay grant on behalf of the JV, TRTF and CTRC.
         D. TRTF agrees to provide any expansion or new facility with recruitment incentives at least equal to those offered to any other entity or facility it is attempting to attract to the Texas Research Park, including using its best efforts to assist BioVensa in obtaining any third party benefit or relief, such as tax abatement.
         E. In the event either party decides to sell its Interest in the JV, the selling party will offer the remaining party a first right of refusal to acquire it's Interest pursuant to good faith negotiations. In the event that JV decides to sell the GMP facility and is permitted to do so by the Economic Development Administration, JV will offer BioVensa the first right of refusal to purchase the facility pursuant to good faith negotiations.





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